Media General Reports Third-Quarter 2007 Results

RICHMOND, Va., Oct. 18 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported net income in the third quarter of 2007 of $2.5 million, or 11 cents per diluted share, compared with net income in the 2006 third quarter of $20.6 million, or 87 cents per diluted share, an amount which included 54 cents per share from discontinued operations related to several CBS television stations sold in 2006. Income from continuing operations in the 2006 third quarter was $7.7 million, or 33 cents per diluted share. Total company revenues in the 2007 third quarter were $230.3 million, a 4.5 percent decrease from the prior year.

"Media General's third-quarter results primarily reflected lower Broadcast and Publishing Division profits, a loss from our share of SP Newsprint, and a write-down of an investment in a company that produces interactive entertainment," said Marshall N. Morton, president and chief executive officer. "On the other hand, we aggressively managed expenses, and total operating costs decreased 4.6 percent from last year.

"Expenses for healthcare, retirement-related plans and performance-based incentive compensation were down significantly from last year. Publishing Division expenses declined 7.5 percent, excluding severance costs related to process re-engineering at several newspapers," he said.

"The Publishing Division's performance improvements helped to mitigate the impact of a challenging advertising environment, especially in Tampa," Mr. Morton said. "Although Broadcast Division National and Local time sales grew, we were unable to fully replace $11.5 million of Political revenues in last year's third quarter.

"The Interactive Media Division generated record quarterly revenues of $9.7 million through strong growth in the advergaming business, as well as Local and National/Regional advertising. We are making excellent progress with our Yahoo!HotJobs partnership," said Mr. Morton.

Publishing Division

Publishing Division profit of $22 million declined 7.4 percent from last year, as total Publishing revenues decreased 6.7 percent to $131.5 million. Newspaper advertising revenues were down 8.3 percent from the 2006 third quarter.

Total Publishing Division expenses decreased 6.5 percent for the quarter, including $1 million for severance costs. Excluding this charge, expenses would have declined 7.5 percent. Salary expense decreased 2.5 percent and benefits declined 22.9 percent, due to reduced retirement and healthcare costs. Newsprint expense decreased 24.2 percent for the quarter, including 12.5 percent lower consumption. The average price per ton for newsprint decreased $81, or 13.4 percent, from last year.

Classified advertising revenues decreased 16.1 percent; the Tampa market experienced the greatest shortfall. The Richmond Times-Dispatch and its associated weekly newspapers were even with last year, due to higher real estate spending offset by lower help-wanted and automotive revenues. The Tampa Tribune and its associated newspapers were down 33.7 percent, with declines in all three major categories. The Winston-Salem Journal reported a decrease of 10.1 percent, including an increase in help-wanted revenues due to higher rates, offset by declines in automotive and real estate spending. In the aggregate, the Community Newspaper group reported a 6.2 percent decrease in Classified revenues.

Retail revenues in the third quarter decreased less than 1 percent. The Tampa market saw a 1.5 percent decline in Retail revenues, which reflected lower home improvement and home furnishings advertising, partially offset by increased revenues from new product initiatives and gains in the entertainment category. Retail revenues in the Richmond market declined nominally, reflecting lower spending in the department store and furniture store categories, partially offset by revenues from a new weekly newspaper. In the Winston-Salem market, Retail revenues were down 2.9 percent, and included decreases in the home improvement and financial categories that were partially offset by revenues from two new monthly magazines. Retail revenues for the Community Newspaper group grew 1.1 percent, with notable increases in the North Carolina, Alabama and Charlottesville and Lynchburg, Va., markets.

National advertising revenues decreased 8 percent. The Tampa market saw a 22.2 percent drop, driven by lower spending in the automotive, travel, media and financial categories. The Richmond market was up 16.9 percent, due to higher National automotive, telecommunications and medical advertising as well as increased advertising from three major oil companies. The Winston-Salem market reported a 2.1 percent gain, primarily reflecting higher insurance and utility advertising and increased spending from a major oil company.

Circulation revenues for the third quarter decreased by less than one percent, the result of Daily and Sunday net-paid circulation declines for the month, partially offset by rate increases in the metro newspaper markets.

Broadcast Division

Broadcast Division profit for the quarter of $16.2 million declined 26.2 percent, and revenues decreased 3.5 percent, to $91 million. The declines for the quarter were attributable to lower Political revenues in this off-election year.

Political revenues of $2.5 million this year compared with $11.5 million in the 2006 third quarter. Current year advertising included spending for Presidential candidates and image campaigns in Florida and South Carolina, gubernatorial and lieutenant governor races in Louisiana, Mississippi and Kentucky, as well as issue advertising in Florida, Louisiana, Kentucky, Ohio, South Carolina and Georgia.

Local time sales increased 3.2 percent. Higher spending in the hardware/home improvement and media categories was partially offset by lower furniture, telecommunications and entertainment advertising. National time sales increased 10.3 percent. Categories showing increases for the quarter included telecommunications, financial, corporate, furniture and department stores, while automotive and media declined.

Broadcast expenses increased 3.6 percent, with salaries and benefits rising less than 1 percent. The increase mostly reflected higher spending on sales development initiatives and depreciation on newer digital equipment.

Interactive Media Division

Interactive Media Division revenues of $9.7 million increased 31.9 percent over the 2006 quarter. The results reflected strong growth in the advergaming business, which was profitable for the second consecutive quarter, on revenues that more than doubled from the prior year. National/Regional revenues grew 49 percent, due to expanded network relationships. Local revenues increased 43 percent, as the result of growth in banners and sponsorships and increased direct sales. Classified advertising was down 3.5 percent, mostly reflecting lower help-wanted and real estate volumes, partially offset by revenues from the Yahoo!HotJobs initiative. The division's quarterly loss of $3.4 million included a $2.3 million write-down of an investment in a company that produces interactive entertainment. Excluding the write-down, the division posted a loss of $1.1 million. Page views and visitor sessions increased 7.7 percent and 10 percent, respectively, excluding the Web sites associated with the new NBC stations acquired in 2006.

Other Results

The company's share of SP Newsprint's results was a loss of $4.9 million, compared to last year's income of $3.5 million. This decline was due to significantly lower newsprint prices, decreased sales volume and higher production costs. Interest expense decreased by $1.9 million, as a result of lower average debt levels. Corporate expense was down $1.4 million and other expenses decreased significantly, as a result of lower costs for healthcare, retirement-related plans and performance-based incentives.

The effective tax rate from continuing operations through nine months was 33.8 percent in 2007, compared with 37.5 percent a year ago. A favorable resolution of a state tax issue during the third quarter lowered income tax expense and resulted in a 6 percent effective rate for the third quarter.

EBITDA (income from continuing operations before interest, taxes, depreciation and amortization) in the third quarter of 2007 was $36.7 million, compared with $48 million in the 2006 period. After-Tax Cash Flow was $21.6 million compared to $26.4 million in the prior year. Free Cash Flow for the quarter (After-Tax Cash Flow minus capital expenditures) was $4.2 million, compared with $1.2 million in the prior-year period. The improvement was due to lower capital spending in the current quarter.

Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company's ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Outlook

In the fourth quarter of 2007, the Publishing Division expects continued softness in Classified and Retail advertising, particularly in the Tampa market. Partially offsetting the softness are projected expense savings from cost reduction initiatives and lower newsprint expense.

While the Broadcast Division expects Local time sales to increase, it will not be able to match last year's fourth-quarter Political revenues of $34 million. The division also expects National Political spending in Tampa, Savannah, Ga., Spartanburg and Myrtle Beach, S.C.; and Mobile, Ala. In addition to Broadcast Political revenues, the company is pursuing online Political advertising.

The company anticipates that its share of SP Newsprint's results in the fourth quarter will be a loss of $6 million.

Media General's 2007 fourth quarter has 13 weeks compared with 14 weeks in 2006.

Media General expects 2008 will be a much stronger year than 2007, when its performance will reflect the benefit of Political and Olympics revenues, operating synergies realized at the four new NBC stations, this year's cost reductions, new products and services, and online growth. The company anticipates capital spending in 2008 to be in the range of $40 to 45 million. A possible sale of SP Newsprint would generate proceeds for debt reduction.

In addition, Media General said it has no plans to separate its newspaper and broadcast businesses. Customers and shareholders alike benefit from the company's focus on being the local multimedia leader in strong growth markets, principally in the Southeast. Media General's integrated presence in print, broadcast and on the Web enables the company to produce better journalism, deliver a higher-quality product, draw more audience, and improve its market position better than it otherwise could.

Conference Call and Webcast

The company will hold a conference call with financial analysts today at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-800-291-5365 about 10 minutes prior to the 11 a.m. start. Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the "Live Earnings Conference" link on the homepage about 10 minutes in advance. A replay of the Webcast will be available online at www.mediageneral.com beginning at 1 p.m. on October 18, 2007. A telephone replay will also be available, beginning at 1 p.m. and ending at 12 p.m. October 25, 2007, by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 44884818.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company's publicly available reports filed with the

Securities and Exchange Commission. Media General's future performance could differ materially from its current expectations.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company's publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company's broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company's interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Thirteen Weeks Ending		Thirty-Nine Weeks Ending
	September 30,	September 24,	September 30,	September 24,
(Unaudited, in thousands except per share amounts)	2007	2006	2007	2006
Revenues	$230,254	$240,992	$701,796	$688,493

Operating costs:
Production	103,204	109,270	319,834	302,791
Selling, general and administrative	83,385	87,574	265,398	256,204
Depreciation and amortization	19,096	18,695	60,169	52,902
Total operating costs	205,685	215,539	645,401	611,897

Operating income	24,569	25,453	56,395	76,596

Other income (expense):
Interest expense	(14,942)	(16,837)	(45,102)	(32,485)
Investment income (loss) - unconsolidated affiliates	(4,936)	3,450	(9,542)	8,289
Other, net	(2,052)	444	(1,281)	909
Total other expense	(21,930)	(12,943)	(55,925)	(23,287)

Income from continuing operations before income taxes	2,639	12,510	470	53,309

Income taxes	157	4,766	(628)	19,964

Income from continuing operations	2,482	7,744	1,098	33,345
Discontinued operations:
Income from discontinued operations (net of tax)	---	1,024	---	2,266
Net gain of sale of operations (net of tax)	---	11,802	---	11,802
Net income	$2,482	$20,570	$1,098	$47,413

Net income per common share:
Income from continuing operations	$0.11	$0.33	$0.05	$1.41
Discontinued operations	---	0.54	---	0.60
Net income	$0.11	$0.87	$0.05	$2.01

Net income per common share - assuming dilution:
Income from continuing operations	$0.11	$0.33	$0.05	$1.40
Discontinued operations	---	0.54	---	0.59
Net income	$0.11	$0.87	$0.05	$1.99

Weighted-average common shares outstanding:
Basic	22,165	23,601	22,819	23,593
Diluted	22,300	23,772	23,004	23,782

Media General, Inc.
BUSINESS SEGMENTS

			Interactive
(Unaudited, in thousands)	Publishing	Broadcast	Media	Eliminations	Total
Quarter Ended September 30, 2007
Consolidated revenues	$131,532	$90,944	$9,662	$(1,884)	$230,254
Segment operating cash flow	$28,164	$22,792	$(626)		$50,330
Write-down of investment			(2,264)		(2,264)
Depreciation and amortization	(6,162)	(6,616)	(474)		(13,252)
Segment profit (loss)	$22,002	$16,176	$(3,364)		34,814

Unallocated amounts:
Interest expense					(14,942)
Equity in net loss of unconsolidated affiliates					(4,936)
Acquisition intangibles amortization					(4,639)
Corporate expense					(9,044)
Other					1,386
Consolidated income before income taxes					$2,639

Quarter Ended September 24, 2006
Consolidated revenues	$140,914	$94,245	$7,323	$(1,490)	$240,992
Segment operating cash flow	$30,074	$27,753	$(114)		$57,713
Depreciation and amortization	(6,306)	(5,834)	(323)		(12,463)
Segment profit (loss)	$23,768	$21,919	$(437)		45,250

Unallocated amounts:
Interest expense					(16,837)
Equity in net income of unconsolidated affiliates					3,450
Acquisition intangibles amortization					(4,924)
Corporate expense					(10,472)
Other					(3,957)
Consolidated income from continuing operations before income taxes					$12,510

Nine Months Ended September 30, 2007
Consolidated revenues	$407,655	$272,317	$27,119	$(5,295)	$701,796
Segment operating cash flow	$82,483	$65,795	$(211)		$148,067
Net write-down of investments			(2,076)		(2,076)
Depreciation and amortization	(19,051)	(21,696)	(1,334)		(42,081)
Segment profit (loss)	$63,432	$44,099	$(3,621)		103,910

Unallocated amounts:
Interest expense					(45,102)
Equity in net loss of unconsolidated affiliates					(9,542)
Acquisition intangibles amortization					(14,409)
Corporate expense					(29,319)
Other					(5,068)
Consolidated income before income taxes					$470

Nine Months Ended September 24, 2006
Consolidated revenues	$439,928	$233,176	$20,039	$(4,650)	$688,493
Segment operating cash flow	$101,934	$69,930	$(1,099)		$170,765
Depreciation and amortization	(19,056)	(15,670)	(1,048)		(35,774)
Segment profit (loss)	$82,878	$54,260	$(2,147)		134,991

Unallocated amounts:
Interest expense					(32,485)
Equity in net income of unconsolidated affiliates					8,289
Acquisition intangibles amortization					(13,251)
Corporate expense					(31,884)
Other					(12,351)
Consolidated income from continuing operations before income taxes					$53,309

Media General, Inc.
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited, in thousands)	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$9,938	$11,930
Accounts receivable-net	128,304	139,538
Inventories	7,696	9,650
Other	63,854	41,630
Total current assets	209,792	202,748

Investments in unconsolidated affiliates	70,319	84,854

Other assets	75,425	71,117

Property, plant and equipment - net	490,986	490,049

Excess of cost over fair value of net identifiable assets
of acquired businesses - net	936,523	935,023

FCC licenses and other intangibles - net	707,437	721,437
Total assets	$2,490,482	$2,505,228

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$26,113	$34,292
Accrued expenses and other liabilities	109,705	92,712
Income taxes payable	-	4,516
Total current liabilities	135,818	131,520

Long-term debt	938,000	916,320

Deferred income taxes	291,049	281,670

Other liabilities and deferred credits	247,843	238,358

Stockholders' equity [1]	877,772	937,360
Total liabilities and stockholders' equity	$2,490,482	$2,505,228

[1] 2007 Includes a $4.9 million direct charge related to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending
	September 30,	September 24,	September 30,	September 24,
(Unaudited, in thousands)	2007	2006	2007	2006

Income from continuing operations	$2,482	$7,744	$1,098	$33,345
Interest	14,942	16,837	45,102	32,485
Taxes	157	4,766	(628)	19,964
Depreciation and amortization	19,096	18,695	60,169	52,902
EBITDA from continuing operations	$36,677	$48,042	$105,741	$138,696

Income from continuing operations	$2,482	$7,744	$1,098	$33,345
Depreciation and amortization	19,096	18,695	60,169	52,902
After-tax cash flow	$21,578	$26,439	$61,267	$86,247

After-tax cash flow	$21,578	$26,439	$61,267	$86,247
Capital expenditures	17,337	25,236	55,128	69,667
Free cash flow	$4,241	$1,203	$6,139	$16,580

SOURCE Media General
-0- 10/18/2007
/CONTACT: Investors, Lou Anne J. Nabhan, +1-804-649-6103, Media, Ray Kozakewicz, +1-804-649-6748/
/First Call Analyst: /
/FCMN Contact: mgoodhead@mediageneral.com /
/Web site: http://www.mediageneral.com /
(MEG)

CO: Media General
ST: Virginia
IN: PUB TVN MLM PAP CPR ENT REA
SU: ERN ERP CCA